INVESCO CALIFORNIA TAX-FREE INCOME FUND                            SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING: 6/30/2010
FILE NUMBER :      811-09913
SERIES NO.:        12

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
72DD.   1 Total income dividends for which record date passed during the period. (000's Omitted)
          Class A               $      581
        2 Dividends for a second class of open-end company shares (000's Omitted)
          Class B               $    5,867
          Class C               $      344
          Class Y               $      636

73A.      Payments per share outstanding during the entire current period: (form nnn.nnnn)
        1 Dividends from net investment income
          Class A                   0.2571
        2 Dividends for a second class of open-end company shares (form nnn.nnnn)
          Class B                   0.2591
          Class C                   0.2303
          Class Y                   0.2720

74U.    1 Number of shares outstanding (000's Omitted)
          Class A                   18,294
        2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
          Class B                    6,124
          Class C                    1,503
          Class Y                    2,279

74V.    1 Net asset value per share (to nearest cent)
          Class A               $    11.36
        2 Net asset value per share of a second class of open-end company shares (to nearest cent)
          Class B               $    11.43
          Class C               $    11.42
          Class Y               $    11.39
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